Exhibit 10.1

February 10, 2020

Dear Jon Kosoff,

This offer of employment letter supersedes any prior communications from Tillys regarding your potential employment with us.

Congratulations and welcome to the Tillys Team! At Tillys we bring together an unparalleled selection of the most popular brands rooted in action sports, music, art and fashion. We have established a loyal customer following and we would like you to become an extension of that by joining our team!

You’ve scored a conditional offer of employment (Regular Position - Full Time) at Tillys as the Chief Digital Officer (CDO) in our Executive Department, reporting to Ed Thomas. By accepting this offer, you agree to join our team and the Tillys Experience, with an anticipated start date of Monday, February 24, 2020. This offer is contingent upon successful completion, to our satisfaction, of efforts to confirm your suitability for this position, which includes our pre-employment screening process.

Should you decide to accept this offer, your individual compensation and benefits package will include the following:

Base Salary:
Your initial annualized base salary will be $320,000.00

Vacation:
20 days. You will be eligible for paid vacation each year from the anniversary of your hire date. Vacation begins accruing on your first day of work.

Stock Options:
50,000 non-qualified stock options covering Tilly’s, Inc. class A common stock will be granted to you at next open trading window following your start date of employment at Tillys, subject to approval by the compensation committee. These options will vest 25% on each anniversary of the grant date and will have an exercise price equal to the closing price of Tilly’s, Inc. class A common stock on the grant date. The terms of this equity award are set forth in Tilly’s, Inc. 2012 Amended and Restated Equity and Incentive Award Plan and in the award agreement that will accompany the grant.

Bonus:
You will be eligible for our Fiscal 2020 Annual Bonus Plan (“Bonus Plan”) payable in 2021 on a pro-rated basis, subject to the terms of the Bonus Plan. Your target bonus will be 50% of your base salary. Your stretch bonus potential will be at 100% of your base salary. Bonus Plan details will be provided to you upon acceptance of offer of employment.

Incentive Bonus:

You will be eligible to receive an annual incentive bonus in the amount of $50,000 (the “Incentive Bonus”) per fiscal year for each of your first three (3) fiscal years of employment with Tillys (the “Incentive Bonus Term”), beginning with Fiscal 2020, which is the fiscal year ending January 30, 2021. The Incentive Bonus is in addition to the Bonus Plan referenced above, and is based upon the achievement of specific performance targets provided to you in connection with this offer of employment.

The Incentive Bonus will consist of two components, each eligible for 50% of the Incentive Bonus. The Incentive Bonus will be earned in full by achieving both of the established targets for a given fiscal year. However, if either of the targets is not achieved in one or both of the first two fiscal years during the Incentive Bonus Term, but the following or final fiscal year target is achieved, you will receive the cumulative bonus payout eligible through that point in the Incentive Bonus Term.

Benefits:
Eligibility to enroll in Tillys’ Medical Benefits Program will take effect on the first of the month following one complete calendar month of employment. You will be eligible to enroll in all of our comprehensive health and life benefits including Medical, Dental, Vision, Life, and AD&D coverage. As a Tillys employee you can also participate in our Employee Perks Program, 401K (after 3 months of employment) and Employee Assistance Program. Upon your acceptance of this offer, we will provide you with additional information regarding the employee benefits we offer.

Please be advised that the main business address and telephone number for World of Jeans and Tops, Inc. dba Tillys, is 10 Whatney, Irvine, CA 92618, (949) 609-5599. Our normal business hours are 8:30 am to 5:30 pm PST.

At-will employment. Your employment is at-will. Therefore, you may leave your employment at any time and Tillys may transfer, reassign, suspend, demote or terminate your employment, at any time, for any reason, with or without cause, and with or without notice.

Exempt status. This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay. Your salary is intended to compensate you for all hours worked. Your work hours may vary from week to week depending on Tillys’ needs.

Tax and other withholding. The amounts of compensation described in this letter are before taxation or other withholdings required or permitted by law. Tillys reserves the right to withhold all applicable federal, state and local income, Social Security and other employment taxes, along with any other amounts of required withholding, from all amounts of compensation and other remuneration payable to you, whether as direct compensation or pursuant to any of the compensation or benefit plans in which you may participate.

Guidelines for employment. If you accept this offer and become a Tillys employee, you will be subject to our employment policies. In addition, Tillys reserves the right to modify the compensation or benefits arrangements described in this letter or otherwise maintained by Tillys, and also reserves the right to modify your position or duties to meet business needs and to use its discretion in deciding on appropriate discipline. Upon hire, you will be required to read and sign an acknowledgment of receipt of our Employee Handbook and any applicable supplement(s).

Offer Contingencies. This offer is contingent upon the following:

•	Signing the Tillys Confidential Information and Inventions Agreement and signing or formally opting out of the Arbitration Agreement.

•
Successful completion of a background investigation, consistent with applicable federal and state law, including, but not limited to, a background check of employment, criminal history and if applicable, credit history and verification of driving record for placement on Tillys’ insurance policy.

•	Verification of the information contained in your employment application, including satisfactory results in the verification of references.

•	Accepting this offer in writing within 72 hours of receipt of this letter.

This offer will be withdrawn (whether or not you have already signed it) if any of the above conditions are not satisfied. Unless and until all such steps have been completed, this conditional offer of employment may be withdrawn and you should not resign your current employment, otherwise alter your employment status, or alter any personal circumstances in reliance on this conditional offer.

In addition, on your first day of employment, please be sure to bring your identification card(s) to establish your identity and eligibility for employment in the United States, e.g., unexpired passport or driver’s license and social security card. If you are unable to provide such verification within three business days of the date your employment begins, this offer of employment will be withdrawn.

This letter, and the Tillys Confidential Information and Inventions Agreement, Arbitration Agreement, and new hire packet, which will be provided to you on your first day of employment, constitutes the entire agreement relating to this subject matter and supersedes any and all other agreements, either oral or in writing, express or implied, on this subject. You and Tillys acknowledge and agree that no representations, inducements, promises or agreements, oral or otherwise, have been made between you and Tillys, or anyone acting on behalf of you or Tillys, which are not included in this letter. You and Tillys acknowledge and agree that no other agreement, statement or promise not included in this letter shall be valid or binding. The terms of your employment may not be modified or amended by oral agreement or course of conduct, but only by an agreement in writing signed by both you and Tillys’ CEO, CFO or head of Human Resources.

If you accept this offer of employment on the terms and conditions listed above, sign where indicated and return the original signed copy of this letter to us.

Cheers to your success at Tillys,

/s/ Jaheida Sanchez
Jaheida Sanchez Director of Human Resources Tillys

ACCEPTED:

/s/ Jonathan Kosoff
Jonathan Kosoff Dated: February 12, 2020